Exhibit 99.1

CONSENT OF PROSPECTIVE DIRECTOR

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, in connection with the Registration Statement on Form S-4 (as amended, the “Registration Statement”) of DaVita Inc., (the “Company”), the undersigned hereby consents to being named and described (including his biographical information) in the Registration Statement and in any and all amendments and post-effective amendments or supplements thereto to be filed with the U.S. Securities and Exchange Commission as a person to become a director of the Company and to the filing or attachment of this Consent with such Registration Statement and any amendment and post-effective amendment or supplement thereto.

IN WITNESS WHEREOF, the undersigned has executed this Consent as of the 15th day of August, 2012.

/s/ Robert Margolis
Robert Margolis, M.D.